# Synectic Advisors

## *Synectic Advisors* Services Proposal

*Proposal For:*

Global Arena Holding Inc. (GAHC)

Global Election Services (GES)

Collectively the Customer

208 E. 51st Street, Suite 112
New York, NY 10022

**Contact Information** Dennis@SynecticAdvisors.com

**Submitted on: 6/24/2018 V4.6**

*The terms and pricing included in this proposal is valid for 30 days from the date prepared.*

## About Synectic Advisors

Synectics is a problem-solving technique that seeks to promote creative thinking among small groups of people. The Synectic Advisors team has built an undisputable stellar reputation in providing global advisory services bridging the gap between strategy design and execution of cutting-edge technology. The alignment between business strategy and technology is what distinguishes the industry leader. Synectic Advisors consists of the best and brightest business leaders from numerous industries with best-in-class, advanced enterprise quality technology solutions that deliver the business of tomorrow today. Our practical approach allows businesses to achieve early wins while continuing to innovate for the future. We are proud to offer you services based on your specific business requirements.

## Synectic Advisors brings Experience

Our creative and proven experience addressing the most complex business challenges sets us apart from other consulting firms. Our business advisors have 25 + years in executive management and our core technical team has 20+ years of corporate enterprise solution experience. We have been in the forefront of blockchain and virtual currency development since 2009. Our team can complement your business strategy, develop technologies in support of your business strategy, and help inspire your customers to engage and remain loyal to your brand. Since we provide both advisory services and technology design services, we are best positioned to provide your company with a complete business offering with no barriers often created based on technology. This capability will allow you to reimagine your business vision and drive bottom-line results.

The key to our success has been our extensive experience in global business supported by our knowledge of enterprise technology which allows our system designs to be closely aligned with our Customer's business strategy and outlook. We always consider the big picture and the long-term growth of our customers. This allows us to remain nimble and innovative. Synectic Advisors employs a management approach that fosters communication, balances opposing drivers, and responds flexibly and rapidly to necessary changes. Our unique style of management ensures that we can draw from our best resources to resolve business, functional, compliance, and technical challenges on demand. One of the strengths of our approach is to build on the knowledge base of efforts that have been completed or are in progress. We have been there, done that, and continue to do for our most important asset -- you -- our Customer.

## Synectic Advisors is about People

Synectic Advisors believes that our people are truly our greatest resource. Our organizational resources, access to the brightest people in your industry, collaborative style, and automated tools, rigorous procedures, and innovative approaches are designed to complement your team. Our job is to function as an extension of your management team to tackle difficult business challenges as they will come up and assist you in making the best decisions for the benefit of your company and shareholders. Every partner and member of Synectic Advisors maintains the highest degree of ethical standards with the moral courage to authentically address difficult issues as they arise.

## Summary of Qualification

Only the best and most experienced strategic business advisors, technologists, and software developers will be working with your company. In terms of blockchain technology, Synectic Advisors has its own in-house blockchain research and development team with extensive knowledge of developing blockchain interoperability solutions, enterprise applications utilizing virtual currencies and the blockchain, customized side-chain and blockchain protocols. Not only will we be providing you technological development services, but we will also provide innovative strategy design and leadership.

## Customer Business Requirements

The essential technical business requirements requested by Customer can be classified as follows:

1. **Ballot Creation**: A system assisted means of creating the ballot within the conditions that exist for the particular voting event. The system will have the ability to develop ballot pages while maintaining uniformity of the content and compliance. Exporting methods will be in place to manage digital files presented to the printer. Version & content control measures will be maintained for all ballots created.
2. **Registration System**: Phase 1 design will allow for a secure database management system to import and organize registrants as necessary to support multiple methods of voting registration, to include paper ballots, on-line, and digital voting. Further the technology will support data import, export to third parties, categorization, and encoding of registrant information. Phase 2 design will support the application of the encrypted hash key and integrated digital token

assignment to each registrant as a means of securely validating each registrant. This digital key will then be integrated and applicable to the blockchain.

3. **Scanning of Ballots**: Technology provided will support and integrate with GAHC's 3rd party scanning partner's application. During the initial business requirement discovery phase, it we will review the current technology to determine if the software integration, operability, and quality with our designed system. Scanned data must be able to be validated against our verification algorithm.

4. **Private Secure Cloud / Data Warehouse**: Synectic Advisors technology operates in a secure hybrid mode. Therefore, some software with associated drivers will be installed on local computer equipment and the primary system will operate off-premise in a private cloud environment. A management console with associated auditing features is included in the design. Scanned ballots, data extracted from the ballots, and further validation methods are processed and stored in a private secure (encrypted) data warehouse segregated by election event. Reports will be generated and assessable from a secure cloud portal.

## Timeframe to Complete Initial Product

While it is difficult to forecast an accurate time-line for developing the requested technology and delivering in a production environment without conducting a formal feature discovery scope analysis, based on our collective experience, it is reasonable to forecast the time to complete the initial project requirements in **4-months** from the time of completing the scope of work.

## Applicability of the Blockchain to Customers Business Requirements

Use of the blockchain will provide considerable value to GES by increasing the quality, accuracy, and credibility of the voting process. Just the sheer nature of how the blockchain functions provides an immediate benefit to GES's customers.

The blockchain is applicable to GES's business strategy because in its most basic form, the blockchain is a digital ledger. The technology draws its power from the peers – or nodes – on its network to verify, process, and record all transactions across the system. This ledger is never stored, but rather exists on the "chain" supported by millions of nodes simultaneously. Due to sophisticated hash encryption methods and decentralization, blockchain's database of transactions is incorruptible, and each record is easily verifiable. The network cannot be taken down or influenced by a single party because it doesn't exist in one place.

A blockchain-based voting application does not concern itself with the security of its internet connection, because any hacker with access to the terminal will not be able to affect other nodes. Voters can effectively submit their vote without revealing their identity or political preferences to the public. Officials can count votes with absolute certainty, knowing that each ID can be attributed to one vote, no fakes can be created, and that tampering is impossible. Advanced scalable enterprise technology and blockchain decentralized features coupled with GES's outstanding long history of service will position GES as a leader in this industry.

## Proposed Pricing

We are approaching this project as your business partner with the understanding that GES desires a partner that will allow them to grow at a substantial rate to capitalize on known opportunities. The foundation of our business relationship is based on our innovative approach to using technology as a means of growing GES's value. Therefore, our proposed cost for services is based on immediate requirements following by intermediate support requirements, which continuing long-term development services.

We understand that GES is looking for a partner with the mindset for the future and a grasp of the value of technology to differentiate their business from competitors. GES wants a technology partner that can function as a trusted advisor and leader managing over the technological needs of the company. With this understanding in mind, Synectic Advisors will provide to GES a significant discount to their development costs in lieu of future payments on revenue based on our performance. Therefore, we propose the following pricing to provide services:

**Initial Development Cost** = **$85,000**, broken down by the following deliverables ("Services Milestones"):

1. $35,000 initial payment to begin project, which includes complete scope of work from discovery and prototype wireframes
2. $20,000 upon completion of the 2nd milestone, which includes the ballot creation and management system and phase one voter registration system
3. $20,000 upon completion of the 3rd milestone, which includes the design and installation of the privatized cloud system and second phase of
4. $10,000 upon Customer acceptance and release of software into production.

**On-Going Support and Technical Leadership Fee**

It is understood that the need to provide technical support, to include support of election specific activities, importing and normalizing of data, export of files, issuance and maintenance of user accounts, and interfacing with 3rd party providers will be required. A specific quote to cover these costs will be provided for each project. To provide technical support services in support of the business requirements and continuous product innovative development, Synectic Advisors proposes an initial fixed monthly support fee of $3,500.00 once the Services are development and put into production. This fee can change based on the Customer's technical requirements and upon mutual acceptability of the Parties. Synectic will also participate in revenue based on an initial revenue share of 6% of net company profits (of which this fee can vary on a project by project basis) plus 4.99% of the company's common stock.

# APPLICATION DEVELOPMENT & SERVICES AGREEMENT

**PREAMBLE**

**THIS AGREEMENT** is for enterprise software blockchain development services ("Agreement") and is entered into and effective as of June 22nd, 2018 by and between Synectic Advisors, Inc., a Nevada corporation, having its principal place of business at 1910 S. Archibald Ave, Unit I, Ontario, CA 91761 (hereinafter referred to as "Synectic or Company") and Global Arena Holding Inc., including Global Election Services, Inc. located at 208 E. 51st Street, Suite 112, New York, NY., 10022 (GES, GAHC or Customer). Hereinafter collectively referred to as the Parties and applies to the development and purchase of all services ordered by Customer as described within this Agreement (collectively, the "Services" or "Technology"). The following defines the scope of work and terms of services bound by this Agreement between the Parties.

**WITNESSETH**:

**WHEREAS**, Synectic is an experienced, properly qualified, registered, licensed and capable designer, developer, programmer, and provider of enterprise cloud technology, web and mobile enabled technology products, business software applications, and blockchain technologies; and

**WHEREAS**, Customer is a public company that wishes to avail itself of such specific design, web, programming, hosting, application development, technical leadership, and support services as hereinafter described in this Agreement and attached exhibits (as applicable); and

**WHEREAS**, the Parties have agreed that Synectic shall provide technology guidance and developed software in support of their business strategy and other services as subsequently requested by customer and described under the scope of this agreement for Customer under the terms and conditions set forth below.

**NOW THEREFORE**, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree that all Work specified herein shall be performed in accordance with all the provisions of this Agreement, consisting of any applicable documents attached to this Agreement as an exhibit, which are considered an integral part of this Agreement;

## I. SYNECTIC AND CUSTOMER'S RESPONSIBILITIES

A. ***Scope of Work***. Customer hereby retains the services of to design, deploy into production, and support the efficient operation of the developed technology in accordance with commercially acceptable best practices as per the proposed scope of work.

B. ***Estimated Time to Complete Technology***. 120 days (Delivery Date). While Synectic cannot guarantee the Delivery Date due to factors outside the control of Synectic, Synectic represents that it will use commercially reasonable efforts to perform the Services listed in this Agreement in an efficient and timely manner.

C. ***Changes***. Changes to this Agreement, the Agreement or to any of the specifications of the software shall become effective only when a written change request is executed by the Customer and Synectic ("Change Order"). Synectic agrees to notify Customer promptly of any factor, occurrence, or event coming to its attention that may affect Synectic's ability to meet the requirements of this Agreement, or that is likely to occasion any material delay in the Services. In the event of a conflict between the terms of this Agreement and a Change Order, the terms of this Agreement shall govern.

D. ***Customer's Responsibilities***. Customer agrees to perform all tasks assigned to Customer as set forth in this Agreement or a Change Order, and to provide all assistance and cooperation to Synectic in order to complete timely and efficiently as required for software development. Synectic shall not be deemed in breach of this Agreement, the Services, a Change Order, or any milestone in the event Synectic's failure to meet its responsibilities and time schedules is caused by Customer's failure to meet (or delay in) its responsibilities and time schedules set forth herein, a Change Order, or this Agreement. In the event of any such failure or delay by Customer (i) all of Synectic's time frames, milestones, and/or deadlines shall be extended as necessary; and (ii) Customer shall continue to make timely payments to Synectic as set forth in this Agreement and any Change Order(s) as if all time frames, schedules, or deadlines had been completed by Synectic. Customer shall be responsible for making, at its own expense, any changes or additions to Customer's current systems, software, and hardware that may be required to support operation of the Application. Unless otherwise contracted with Synectic or reflected in a Change Order, Customer shall be responsible for initially populating and then maintaining any databases for the application as well as providing all content that might be required for graphical interfaces, terms and conditions, or web pages. With the execution of a Change Order specifically asking Synectic to assesses the Customer's systems, software and hardware from time to time, Synectic may agree to perform this function at normal Synectic rates.

E. ***Services Beyond Initial Scope***. It is understood that Synectic will continue to provide development, technical leadership services, and support services beyond the initial development scope. Upon completing the initial software application, all terms and conditions described herein will remain in force throughout the during of this Agreement.

## II. COST & FEES

A. ***Development Fee***. The total price for all of the work set forth in the Agreement (excluding post-approval modifications not implemented by Customer) shall be: **$85,000** (the "Development Fee"). This price covers all work for the agreed development (excluding post-approval modifications not implemented by Customer). **$35,000** will be due and payable upon executing this Agreement. The remaining balance due will be payable upon completion of the Services milestones as outlined in the proposal or as mutually agreed upon by the Parties. Synectic's services are "AS-IS, WHERE-IS, WITH ALL FAULTS" and refunds may not be provided for Synectic's Services hereunder.

B. ***Project abandonment***. If after repeated attempts to begin, continue, or finalize the delivery of services, Customer fails to participate, or becomes otherwise unresponsive to Synectic requests for a period of three (3) months, the project may be considered abandoned, and Synectic may cancel further development efforts and Customer will be responsible for payment of services rendered up to the abandonment date.

C. ***Cost for Support Services***. Once Technology is completed and put into production (use), Synectic will provide complete and exclusive support of the technology required and used by Customer. This includes interfacing with 3rd party providers and Customer's Customers as necessary to support the operations of the company. Further, Synectic will continue to develop competitive product features for the Customer and give technical leadership advisory services as required for the benefit of the Customer. Synectic will be responsible for any and all staff necessary to support the stated support services excluding non-fixed variable costs such as email services, text messaging fees, cloud hosting fees, and any marketing costs as might be incurred. The cost to provide these support and strategic technical leadership services will be based on a fixed monthly fee, not to initially exceed $3,500 plus a revenue share equivalent to **6%**, subject to change on a deal-by-deal basis, calculated based on Customer's net revenue. The revenue share incentive to be paid to Synectic every **60 days** for revenue earned during the previous 30 day rolling period. Further, the Customer will issue its common stock as a Payment In Kind (PIK). The PIK will be equivalent to **4.99%** of the company's stock upon putting the Services into production. Synectic will comply with all terms and conditions related to the use and trade of its issued stock. Customer will be responsible for the proper notice to shareholders as

required to report by publicly traded companies entering into a strategic relationship of this type.

D. ***Out of Scope Fees***. It is understood that business and technical service requests outside the scope of this Agreement will arise from time to time. In these instances, Synectic will provide a cost estimate for completing such requested services. The out of scope service fee will be billed at a rate of $125.00 per man hour.

F. ***Board Seat***. Customer will approve and appoint a board seat to Synectic 4-months after the Services are put into use or upon obtaining Director and Officer insurance, whichever event takes place first.

## III. APPLICATION DESIGN

A. ***Design***. The design of the application shall be in substantial conformity with the Customer approved scope of work. Scope and feature consultation services will be provided during the discovery phase of the project according to proposed project plan. If application development requires a web site or web portal, all site text, marketing materials, and content will be supplied by the Customer unless copywriting services have been purchased. Customer must have administrative access to web domain(s) and DNS hosting provider, unless such services are provided by Synectic. All server technical issues are to be handled by Synectic unless otherwise noted amongst all parties. Minor updates and changes include any minor modifications and modifications to work out backend database issues and functionality. This does not include adding features beyond the scope of the Agreement. Synectic shall not include, as determined in its sole discretion, any of the following in the developed software or web site : text, graphics, sounds, or animations that might be viewed as obscene or any illegal activities; links to other web sites that might be viewed as obscene or related in any way to any illegal activities; impressionistic or cartoon-like graphics (unless provided by Customer); invisible text, metatags *(i.e., text that is present only when a "Webcrawler" or other Web indexing tool accesses the Web Site)*, or any other type of hidden text, hidden information, hidden graphics, or other hidden materials; or destructive elements or destructive programming of any type.

B. ***Coordination Steps***. Customer understands that to minimize development iterations and changes, the number of coordinated steps will be reasonable limited based on a mutual understanding of the Parties. Customer is encouraged to provide as much information, clarification, instruction and direction as possible regarding the scope and design of the technology.

C. ***Accessibility of Application During Construction***. Throughout construction stages from the prototype to the final application launch, the technology shall be accessible in stages to Customer for review and comment.

D. ***Completion Date***. Synectic and the Customer shall work together to complete the technology in a commercially reasonable manner. Customer must either comment

or agree to features, scope items, wireframe designs, and application operation testing within 4 days of review requests. If the programming includes a web site, Customer is to supply Synectic complete text and graphics content to all necessary web pages within two (2) weeks of the date of the Agreement unless otherwise noted. If Customer has not provided reasonable and timely comments leading to milestone approval, then the cost of the project could be increased. In terms of web site designs, if text and graphics content are not received within three (3) weeks after starting this project, an additional continuation fee of ten percent (10%) of the total Agreement price will be assessed each month until the application is put into production.

E. ***Copyright to Application Components***. Customer acknowledges, understands and agrees that Synectic may use its own and/or may purchase third party licenses for products or services that are necessary for Synectic to design and develop the Application. Such products may include, but are not limited to server-side applications, clip art, "back-end" applications, music, stock images, or any other copyrighted work ("Outside Content") which Synectic deems necessary to purchase or lease or license on behalf of Customer to design and develop the application. Synectic will maintain an inventory list of any and all 3rd party licensed components.

F. ***Ownership of Data***. All data resident within our databases and servers are the property of the organization that created and/or stored the data within the system. Synectic makes no claims to any contact information, email content, documents in public folders or any other type of data contained within the applications running on our servers except in those cases where Synectic created such data. Additionally, Synectic makes no claims on data imported into the system by Synectic on behalf of a Customer.

## IV. Ownership

A. ***Terms***. Definitions and rules of interpretation for terms used in this clause apply in this Agreement.

1. **Intellectual Property Rights:** patents, utility models, rights to inventions, copyright and neighboring and related rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

2. **Assigned Rights:** any and all Intellectual Property Rights that have arisen or will arise in the name of the Company as a result of any work done for the Customer and and/or during the course of performing the services under this this Agreement.

B. ***Assignment*** Synectic agrees that all copyrightable material, notes, records, drawings, designs, software (including source and object code), inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Synectic, solely or in collaboration with others, during the term of this Agreement and arising out of or in connection with performing the services under this Agreement (collectively, "**Inventions**"), are the sole property of the Customer. Synectic also agrees to assign (or cause to be assigned) and hereby irrevocably assigns fully to the Customer all Inventions and any copyrights, patents, domains, mask work rights or other intellectual property rights relating to all Inventions. Further, the assignment of Intellectual Property (IP) includes:

1. the absolute entitlement to any registrations granted pursuant to any of the applications comprised in the Intellectual Property Rights;
2. any and all goodwill attaching to the Intellectual Property Rights; and
3. the right to bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief (and to retain any damages recovered) in respect of any infringement, or any other cause of action arising from ownership, of any of the Assigned Rights whether occurring before, on, or after the date of this agreement.

C. To the extent that the Company owns or controls (presently or in the future) any Intellectual Property Rights that block or interfere with the rights assigned to the Customer under this Agreement ("**Related Rights**"), the Company hereby grants or will cause to be granted to the Customer a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable the Customer to exercise all of the rights assigned to the Customer under this agreement.

D. ***Further Assurances***. Synectic agrees to assist Customer, or its designee, at the Customer's expense, in every proper way to secure the Customer's rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Customer of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Customer may deem necessary in order to apply for and obtain such rights and in order

to assign and convey to the Customer, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. Synectic also agrees that Company's obligations under this **Section** shall continue after the termination of this Agreement.

*E.* ***Pre-Existing Materials***. Subject to **Section IV.A**, Synectic agrees that if, in the course of performing the Services, Synectic incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Synectic or in which Synectic has an interest ("**Prior Inventions**"), (i) Synectic will inform Customer, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Customer is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Synectic will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Customer's prior written permission.

*F.* ***Attorney-in-Fact***. Synectic agrees that, if the Customer is unable because of Synectic's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Company's signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Customer in **Section IV.A**, then Synectic hereby irrevocably designates and appoints the Customer and its duly authorized officers and agents as Synectic's agent and attorney-in-fact, to act for and on Synectic's behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Synectic. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

*G.* ***Moral Rights***. Any assignment to the Customer of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively, "**Moral Rights**"). To the extent that Moral Rights cannot be assigned under applicable law, Synectic agrees to waive and agrees not to enforce any and all Moral Rights, including, without limitation, any right to identification of authorship or limitation on

subsequent modification that Synectic may have in the assigned Inventions and any moral rights arising under the Copyright, Designs, and Patents Act of 1988.

## V. MAINTENANCE

The developed Technology will be hosted on a secure enterprise business-class computing platform, such as IBM Cloud, Google Cloud or Amazon Workplace Service at Customers expense. While these providers have their own service personnel to maintain security and continuous operations of the equipment, Synectic will monitor and remotely manage the equipment and the provider. All developed applications will be directly managed by Synectic. Synectic will take any and all commercially available precautions to prevent cyber intrusion which could result in the theft of information and denial of service interruptions. Synectic will make our best commercial efforts to protect against SMTP borne viruses and other computer software threats. Synectic anti-virus protection has proven highly effective since its deployment; however, due to the rapidly evolving nature of viruses, Trojan Horses, and other email-borne security issues, Synectic can make no guarantees against these types of threats.

## VI. INDEMNIFICATION

A. ***Synectic Indemnity***. In performing services under this Agreement, Synectic agrees not to design, develop, or provide to Customer any items that infringe one or more patents, copyrights, trademarks or other intellectual property rights (including trade secrets), privacy, or other rights of any person or entity. If Synectic becomes aware of any such possible infringement in the course of performing any work hereunder, Synectic shall immediately so notify Customer in writing. Synectic agrees to indemnify, defend, and hold Customer, its officers, directors, members, employees, representatives, agents, and the like harmless for any such alleged or actual infringement and for any liability, debt, or other obligation arising out of or as a result of or relating to (a) the Agreement, (b) the performance of the Agreement, or (c) the Deliverables, other than Customer's responsibilities and Customer Content. This indemnification shall include attorney's fees and expenses, unless Synectic defends against the allegations using counsel reasonably acceptable to Customer. Synectic's total liability under this Agreement shall not exceed the amount of the Development Fee derived by Synectic under this Agreement.

B. ***Customer Indemnity***. Customer shall indemnify and hold harmless Synectic (and its subsidiaries, affiliates, officers, agents, co-branders or other partners, and employees) from any and all claims, damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys' fees and all related costs and expenses) incurred by Synectic as a result of any claim, judgment, or adjudication against Synectic related to or arising from (a) any photographs, illustrations, graphics, audio clips, video clips, text, data or any other information, content, display, or material (whether written, graphic, sound, or otherwise) provided by Customer to Synectic (the "Customer Content"), or (b) a claim that Synectic's use

of the Customer Content infringes the intellectual property rights of a third party. To qualify for such defense and payment, Synectic must: (i) give Customer prompt written notice of a claim; and (ii) allow Customer to control, and fully cooperate with Customer in, the defense and all related negotiations.

## VII. REPRESENTATIONS AND WARRANTIES

**A.** Synectic makes the following representations and warranties for the benefit of Customer:

1. ***No Conflict***. Synectic represents and warrants that it is under no obligation or restriction that would in any way interfere or conflict with the work to be performed by Synectic under this Agreement and the Agreement. Customer understands that Synectic is currently working on one or more similar projects for other Customers. Provided that those projects do not interfere or conflict with Synectic's obligations under this Agreement, those projects shall not constitute a violation of this provision of the Agreement.
2. ***Conformity, Performance, and Compliance***. Synectic represents and warrants that (1) we are the legal and beneficial owner of, and owns all the rights and interests in, the Assigned Rights; (2) the Company has not licensed or assigned any of the Assigned Rights; (3) the Assigned Rights are free from any security interest, option, mortgage, charge or lien; (4) the Company is unaware of any infringement or likely infringement of any of the Assigned Rights; (5) so far as the Company is aware, all the Assigned Rights are valid and subsisting and there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of any of the Assigned Rights; (6) so far as the Company is aware, exploitation of the Assigned Rights will not infringe the rights of any third party; (7) all Deliverables shall be prepared in a workmanlike manner and with professional diligence and skill; (8) all Deliverables will conform to the specifications and functions set forth in this Agreement; and (9) Synectic will perform all work called for by this Agreement in compliance with applicable laws. Synectic will repair any Deliverable that does not meet this warranty within a reasonable period of time if the defect affects the usability of Customer's Application, and otherwise will repair the defect within 24 hours, said repairs to be free of charge to Customer. This warranty shall extend for the life of this Agreement. This warranty does not cover web or server named-links that change over time, pages that become obsolete over time, content that becomes outdated over time, or other changes that do not result from any error on the part of Synectic.
3. ***Disclaimer of All Other Warranties***. SYNECTIC DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN ITS APPLICATIONS OR WEB SITES WILL MEET THE CUSTOMER'S REQUIREMENTS OR THAT THE OPERATION OF THE WEB PAGES WILL BE UNINTERRUPTED OR

ERROR-FREE. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE WEB PAGES AND WEB SITE IS WITH CUSTOMER. EXCEPT AS OTHERWISE SPECIFIED IN THIS AGREEMENT, DEVELOPER PROVIDES ITS SERVICES "AS IS" AND WITHOUT WARRANTY OF ANY KIND. THE PARTIES AGREE THAT (A) THE LIMITED WARRANTIES SET FORTH IN THIS SECTION ARE THE SOLE AND EXCLUSIVE WARRANTIES PROVIDED BY EACH PARTY, AND (B) EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RELATING TO THIS AGREEMENT, PERFORMANCE OR INABILITY TO PERFORM UNDER THIS AGREEMENT, THE CONTENT, AND EACH PARTY'S COMPUTING AND DISTRIBUTION SYSTEM. IF ANY PROVISION OF THIS AGREEMENT SHALL BE UNLAWFUL, VOID, OR FOR ANY REASON UNENFORCEABLE, THEN THAT PROVISION SHALL BE DEEMED SEVERABLE FROM THIS AGREEMENT AND SHALL NOT AFFECT THE VALIDITY AND ENFORCEABILITY OF ANY REMAINING PROVISIONS.

4. ***Limitation of Liability***. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE, LOST PROFITS, WHETHER OR NOT FORESEEABLE OR ALLEGED TO BE BASED ON BREACH OF WARRANTY, CONTRACT, NEGLIGENCE OR STRICT LIABILITY, ARISING UNDER THIS AGREEMENT, LOSS OF DATA, OR ANY PERFORMANCE UNDER THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. THE MAXIMUM REMEDY AVAILABLE TO EITHER PARTY IS ANY AMOUNT PAID BY CUSTOMER HEREUNDER. SYNECTIC MAKES NO WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH REGARD TO ANY THIRD-PARTY PRODUCTS, THIRD PARTY CONTENT OR ANY SOFTWARE, EQUIPMENT, OR HARDWARE OBTAINED FROM THIRD PARTIES.

**B**. Customer makes the following representations and warranties for the benefit of Synectic:

1. Customer represents to Synectic and unconditionally guarantees that any elements of text, graphics, photos, designs, trademarks, or other artwork furnished to Synectic for inclusion in the Application are owned by Customer, or that Customer has permission from the rightful owner to use each of these elements, and will hold harmless, protect, and defend Synectic and its

subcontractors from any claim or suit arising from the use of such elements furnished by Customer.

2. From time to time governments enact laws and levy taxes and tariffs affecting Internet electronic commerce. Customer agrees that the Customer is solely responsible for complying with such laws, taxes, and tariffs, and will hold harmless, protect, and defend Synectic and its subcontractors from any claim, suit, penalty, tax, or tariff arising from Customer's exercise of Internet electronic commerce.

**VIII. Confidentiality.**

A. ***Definition***. "Confidential Information" means any non-public information that relates to the actual or anticipated business or research and development of the customer's business, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Customer's products or services and markets therefor, customer lists and customers (including, but not limited to, Customers of the Customer on whom Synectic called or with whom Synectic became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Customer either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Customer property. Confidential Information does not include information that (i) is known to Synectic, without confidentiality obligations, at the time of disclosure to Synectic by the Customer as evidenced by written records of Synectic, (ii) has become publicly known and made generally available through no wrongful act of Synectic or (iii) has been rightfully received by Synectic, without confidentiality obligations, from a third party who is authorized to make such disclosure.

B. ***Nonuse and Nondisclosure***. Synectic will not, during or subsequent to the term of this Agreement for a period of Five years (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Customer or (ii) disclose the Confidential Information to any third party. Synectic agrees that all Confidential Information will remain the sole property of the Customer. Synectic also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Customer's prior written approval, Synectic will not directly or indirectly use or disclose any trade secrets or proprietary know-how of the Customer to design, or enable others to design identical or substantially similar designs as those developed under this Agreement for any third party. Synectic agrees that Synectic's obligations under this Section shall continue after the termination of this Agreement.

a. ***Former Customer Confidential Information***. Synectic will not, during or subsequent to the term of this Agreement for a period of Five years , improperly use or disclose any proprietary information or trade secrets of any former or current employer of Synectic or other person or entity with which Synectic has an agreement or duty to keep in confidence information acquired by Synectic, if any. Synectic also agrees that Synectic will not bring onto the Customer's premises any unpublished document or proprietary information belonging to any such employer, person or entity unless disclosure to, and use by, the Customer has been consented to in writing by such employer, person or entity.

b. ***Third Party Confidential Information***. Synectic recognizes that the Customer has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Customer's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Synectic will not, during or subsequent to the term of this Agreement for a period of Five years , Synectic owes the Customer and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Customer consistent with the Customer's agreement with such third party.

c. ***Return of Materials***. Upon the termination of this Agreement Synectic will deliver to the Customer all the Customer's property, including but not limited to all electronically stored information and passwords to access such property, and all Confidential Information that Synectic may have in Company's possession or control.

## IX. FORCE MAJEURE

Neither party will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such Party's reasonable control and that such Party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of the event.

## X. RELATIONSHIP OF PARTIES

A. ***Independent Contractor***. Synectic, in rendering performance under this Agreement, shall be deemed an independent contractor and nothing contained herein shall constitute this arrangement to be employment, a joint venture, or a partnership. Synectic shall be solely responsible for and shall hold Customer

harmless for any and all claims for taxes, fees, or costs, including but not limited to withholding, income tax, FICA, and workers' compensation.

B. ***No Agency***. Customer does not undertake by this Agreement, the Agreement or otherwise to perform any obligation of Synectic, whether by regulation or contract. In no way is Synectic to be construed as the agent or to be acting as the agent of Customer in any respect, any other provisions of this Agreement notwithstanding.

## XI. NOTICE AND PAYMENT

A. Any notice required to be given under this Agreement shall be in writing and delivered electronically to the other designated party. If Customer is to provide notice to Synectic, it will be directed to Service@SynecticAdvisors.com. If Synectic is to provide invoices or other notices to Customer, such notices will be sent to the contact information provided by Customer.

B. Either party may change its address to which notice or payment is to be sent by written notice to the other under any provision of this paragraph.

C. ***Billing Dispute Period***. The Parties shall provide written notice of dispute regarding any amounts due, to include invoices submitted by Synectic, calculated revenue share or project share billing, payment (or lack thereof) made to Customer under this Agreement. Such written notice must be provided within thirty (30) days of the disputed event or the date the payment should have been paid and must include the supporting documentation evidencing the discrepancy. If the applicable Party does not provide the written notice and supporting documentation within the period required, the dispute will then be withdrawn whereby the disputing Party waives any further claims against the counter-party for the payments alleged to be owed or issued. Hereby releasing the counter-party from any liability relating to such claim.

## XII. JURISDICTION/DISPUTES

This Agreement shall be governed in accordance with the laws of the State of Nevada. All disputes under this Agreement shall be resolved by arbitration in the courts in the State of Nevada including the federal courts therein and the Parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it.

## XIII. AGREEMENT BINDING ON SUCCESSORS

The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns. The proposal is considered an material part of this Agreement.

## XIV. ASSIGNABILITY

Customer may not assign this Agreement or the rights and obligations thereunder to any third party without the prior express written approval of Synectic. Synectic reserves the right to assign subcontractors as needed to this project to ensure on-time

completion.

## XV. WAIVER

No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

## XVI. SEVERABILITY

A. If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

B. If any provision or part-provision of this agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

## XVII. INTEGRATION

This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may conflict with this Agreement.

## XVIII. TERM AND TERMINATION

A. ***Term of Agreement*** This Agreement shall be effective as of the date set forth on the Agreement and shall remain in force for forty-eight (48) months. The Agreement will automatically continue for successive four (4) year renewal terms unless Customer or Synectic gives written notice of cancellation to the other at least sixty (60) days prior to the end of the initial or any renewal term. If the Customer terminates the Agreement prior to the end of the term, the Customer will be subject to an early termination penalty equivalent to 25% of the estimated revenue for the remaining term. The Parties can change or modifications the Agreement at any time upon mutually executing an amendment and attaching to this Agreement.

B. ***Termination***. This Agreement may be terminated by either party with cause upon written notice to the other. If the other party breaches any material obligation provided hereunder and the breaching party fails to cure such breach within thirty (30) days of receipt of the notice. This Agreement may be terminated by Synectic (i) immediately if Customer fails to pay any fees hereunder; or (ii) if Customer fails to cooperate with Synectic or hinders Synectic's ability to perform the Services hereunder. Termination of this Agreement does not relieve the Customer of fees owed to Synectic. Customer will still be required to submit payment based on the early termination penalty described in section.

## XIX. DISPUTES

A. Any dispute or claim between the parties to this Agreement arising out of or relating to this Agreement or its breach or termination which has not been resolved within thirty (30) days after either party shall notify the other in writing of such controversy (the "Dispute") and shall be finally determined by arbitration in accordance with the Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") in effect on the date of this Agreement, except as such Rules may be modified by this Agreement. The venue for arbitration will be Carson City Nevada. Each party shall select one arbitrator within fifteen (15) days after the claimant commences the arbitration by giving written notice of the arbitration. The third (and presiding) arbitrator shall be selected by the two arbitrators so selected within forty-five (45) days after their appointment.

B. Each party shall bear its own fees and expenses of arbitration, including the fees and other charges of the AAA, the fees and expenses of its lawyers, representatives, witnesses and the arbitrator appointed on such party's behalf, and shall share equally with the other party all other costs of the arbitration, including the fees and expenses of the third arbitrator. The parties agree to be bound by the decision of the majority of the arbitrators. The arbitrators' award shall be final and judgment on such award may be entered, enforced and executed in any court having competent jurisdiction. The award of the arbitrators shall be the sole and exclusive remedy between the parties regarding the Dispute. The award shall be made in and shall be promptly payable in U.S. dollars free of any tax, deduction, or offset. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

C. Service of notice of arbitration and any other paper or submission in the arbitration, as well as notice of summons, complaint and all other pleadings and papers in any suit, action or proceedings brought to enter, enforce or execute the arbitrator's award, may be made by mailing or delivering a copy thereof to the receiving party at the address specified herein.

D. Nothing in this Agreement shall limit the rights of Synectic, before or during the pendency of the arbitration proceedings hereunder, to seize and foreclose (through judicial foreclosure or otherwise) against any funds, securities or other real or personal property placed as collateral, guarantee, or bond for any other obligations owed to Synectic, or to exercise its rights herein.

E. The arbitrators shall have the authority to award any remedy or relief that they deem just and equitable, including, without limitation, specific performance of any obligation created hereunder. In any arbitration proceeding subject to this Agreement, the arbitrators are expressly empowered to decide (by documents only, or with a non-evidentiary hearing, at the arbitrators' sole discretion) applications to dismiss as a matter of law or for summary adjudication.

F. All statutes of limitations and defenses based on the passage of time which would otherwise be applicable to the Dispute shall apply to any arbitration under this Agreement. Except as ordered by the arbitrators, or as agreed upon by the parties, no party shall be entitled to discovery in connection with arbitral proceedings hereunder.

G. The parties expressly agree that, except as approved or ordered by the arbitrators or as agreed upon by the parties, no party shall seek assistance from any court in obtaining discovery in connection with such arbitral proceedings. There shall be no consolidation or joinder of any Dispute subject to arbitration hereunder with any arbitration or legal proceeding involving third parties or other disputes between or among the parties.

## XX. ENTIRE AGREEMENT

. Each Party acknowledges that it has read and understands this Agreement and agrees to be bound by its terms and conditions. This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

B. Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

C. If any part of this Agreement is held by any court or administrative agency to be prohibited by any law, regulation or rule applicable to this Agreement, the rights and obligations of the parties shall be construed and enforced to the greatest extent allowed by law, or if such part is totally unenforceable, as if this Agreement did not contain that particular part.

### XXI. DULY AUTHORIZED REPRESENTATIVE

If this Agreement is executed then each Party warrants that their representative whose signature appears on such signature pages is the duly authorized by all necessary and appropriate corporate actions to execute this Agreement. This Application Development and Service Agreement is the entire and only agreement between Customer and Synectic for the sales, development, programming, and services provided. Any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

This Agreement constitutes the entire understanding and agreement of the parties.

**GAHC (Customer)**

By: [signature]
Print: John S Matthews
Title: Chairman
Date: 6/28/18

**Synectic Advisors (Synectic or Company)**

By: ______________________
Print: ______________________
Title: ______________________
Date: ____________

**Global Election Services, Inc. (GES and Customer)**

By: [signature]
Print: Kathryn Weisbeck
Title: President
Date: 6/28/18

## XXI. DULY AUTHORIZED REPRESENTATIVE

If this Agreement is executed then each Party warrants that their representative whose signature appears on such signature pages is the duly authorized by all necessary and appropriate corporate actions to execute this Agreement. This Application Development and Service Agreement is the entire and only agreement between Customer and Synectic for the sales, development, programming, and services provided. Any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

This Agreement constitutes the entire understanding and agreement of the parties.

**GAHC (Customer)**

By: [illegible]
Name: John [illegible]
Title: [illegible]
Date: 6/28/18

**Synectic Advisors (Synectic or Company)**

By: [illegible]
Name: Dennis Nadeau
Title: CTO - Family member
Date: 6.28.18

**Global Election Services, Inc. (GES and Customer)**

By: [illegible]
Name: Kathryn [illegible]
Title: President
Date: 6/28/18